UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: March 25, 2009

CHINA KANGTAI CACTUS BIO-TECH, INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-33097	87-0650263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

No. 99 Taibei Road Limin Economy and Technology Developing District Harbin, P.R.C.	150025
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code:  (86) 451-57351189 ext 126
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 25, 2009, Harbin Hainan Kangda Cactus Health Food Co., Ltd., a wholly owned subsidiary of China Kangtai Cactus Bio-Tech, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Agreement”) with Qitaihe Kangwei Biotechnology Co., Ltd. (“Seller”).

Under the terms of the Agreement, the Company will acquire (i) land use rights of state-owned land located in Shuguang Village of Xinxing District in Qitaihe City, covering an area of 49 thousand square meters, with the use life of 47 years and the development area of the first phase of 13 thousand square meters, (ii) housing ownership of 5,606.20 square meters in Shuguang village of Xinxing District in Qitaihe City and (iii) fixed assets consisting of machinery, equipment and facilities (including equipment, information, file data, spare parts and office supplies) located on the acquired premises.  The land use rights, housing ownership and fixed assets are collectively referred to as the “Assets”.

The purchase price for the Assets is 37 million yuan (approximately $5.42 million).  The Company will pay transfer fees and taxes in connection with the registration of the sale of the Assets.  The purchase price will be paid in installments:  50% within 5 days of signing the Agreement, 10% upon Seller completing the handover procedure and the remaining 40% within 5 days of Seller’s completion of the registration of the sale in the land administration and other departments in the People’s Republic of China, which is expected to be completed within 90 days of the payment of the first installment of the purchase price.

Item 9.01 Financial Statement and Exhibits.

(d)	Exhibits.

Number	Description

10.1
Asset Purchase Agreement dated as of March 25, 2009, between Harbin Hainan Kangda Cactus Health Food Co., Ltd., a wholly owned subsidiary of China Kangtai Cactus Bio-Tech, Inc., and Qitaihe Kangwei Biotechnology Co., Ltd.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

CHINA KANGTAI CACTUS BIO-TECH, INC.

Date: March 30, 2009	By:	/s/ JINJIANG WANG
JINJIANG WANG
President, Chief Executive Officer, Director and
Principal Executive Officer